NEWS RELEASE

Astronics Corporation -130 Commerce Way - East Aurora, NY -14052-2191

For more information contact: David C. Burney, Chief Financial Officer Phone: (716) 805-1599, ext. 159 Fax: (716) 805-1286 Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

ASTRONICS CORPORATION REPORTS THIRD QUARTER 2004 RESULTS

  Net sales increase 11% driven by business jet market
  Net loss a result of increasing engineering and development expense for new programs
  Backlog at highest level in two years

EAST AURORA, NY, October 28, 2004 - Astronics Corporation (NASDAQ: ATRO),a leader in advanced, high performance lighting and electronics systems for the global aerospace and defense industry, today reported a net loss for the 2004 third quarter of $0.4 million, or $.05 per share, compared with last year's third quarter loss of $0.3 million, or $.04 per share. Net sales increased $0.8 million, or 11%, to $8.4 million for the third quarter of 2004, which ended October 2, 2004. Net sales for the third quarter of 2003 were $7.6 million

The increase in sales for the third quarter was the result of increases in sales to the three aircraft markets that Astronics serves: business jet, military and commercial transport. Sales to the business jet market for the reported period increased 21.6%, up $0.4 million to $2.4 million from sales of $2.0 million in the third quarter last year. Military sales in the third quarter of this year were $4.3 million, up 10.3%, or $.4 million, from the same period last year. Sales to the commercial transport market in the 2004 third quarter were $1.5 million compared with $1.3 million in the same period last year.

Gross profit as a percent of sales declined to 11.6% in this year's third quarter from 14.5% in the same period last year as engineering and development costs net of nonrecurring engineering revenue increased $0.4 million to $1.2 million. The increase of engineering and development costs is being driven by the high number of developmental projects awarded to Astronics during the past two years. Selling, general and administrative and interest costs declined to $1.4 million this quarter compared with $1.5 million last year. During the quarter, Astronics recorded a charge of $150 thousand to its bad debt expense relating to the write down of a note receivable held by the Company. The note relates to the sale in 2001 of a former production facility that was sold when the Company built its current operation in East Aurora, NY. At October 2, 2004 the note was valued at $300 thousand, or approximately 50 percent of the face value of the note. Offsetting the write-down was the reversal of approximately $100 thousand of accrued variable compensation.

Peter J. Gundermann, President and CEO of Astronics Corporation, noted, "As we expected, the third quarter proved to be a challenging one for our bottom-line. We continue to have engineering and development expense pressures that we had in the first half of the year. And, we expect this higher level of expense will continue through the fourth quarter. On the positive side, we continue to make very good progress with our new development programs, many of which are transitioning to production programs. We had excellent bookings during the quarter with a book-to-bill ratio of 1.38 and our backlog is in excellent shape as we prepare for 2005."

Bookings, or orders received, during the third quarter of 2004 were $11.7 million, up $5.5 million from the 2003 third quarter and up 41% from $8.3 million in the second quarter of this year. Backlog, or firm purchase orders for production, at the end of the third quarter of 2004 was up 51% to $25.6 million from $17.0 million at the end of the third quarter of 2003, and up $3.3 million, or 15% compared with backlog at the end of the second quarter this year.

Capital expenditures in the third quarter of 2004 were $279 thousand, while depreciation and amortization for the quarter was $337 thousand.

- MORE -

Astronics Reports Third Quarter 2004 Results October 28, 2004

Nine Month Review

For the nine-month period ended October 2, 2004, Astronics had net sales of $26.4 million, a 6 % increase over the first nine months of last year. This increase was the result of a $1.5 million increase in business jet market sales and $0.3 million in higher sales to the commercial transport market. These increases more than offset the $0.4 million decline in sales to the military. Excluding $0.7 million in sales for the original U.S. F-16 NVIS program completed in the first half of last year, sales to the military for this year's first nine months were up $0.3 million.

For the first nine months of 2004, higher levels of spending on engineering and development were somewhat offset by lower selling, general and administrative expenses. Engineering and development expenses have increased as the Company adds engineers and incurs expenses for the development of lighting products and subsystems for new generation aircraft.

Loss from continuing operations for the nine-month period of 2004 was $76 thousand compared with income from continuing operations of $240 thousand for the same period in 2003. Year-t o-date net loss through the first three quarters of 2004 was $76 thousand compared with net income of $552 thousand for the comparable period of 2003. Last year's nine-month period included income from discontinued operations of $312 thousand. On a per share basis, loss from continuing operations for the first nine months of this year was $.01 compared with income from continuing operations of $.03 for the same period last year. Net loss per share was $.01 for the 2004 nine-month period. Net income per share from the 2003 nine-month period was $.07.

Mr. Gundermann noted, "We knew when the year began that 2004 was going to be challenging. We do not like to have losses, but we are encouraged about our future. We remain largely on track executing the important development programs on which we are working and these programs are transforming our company. We are developing more complex technical capabilities and, as the aircraft enter into production, we will have increased shipset content on these aircraft that is much greater than what we had on aircraft in the past."

He went on to say, "The increased sophistication of our products is demonstrated in our bookings. For the trailing twelve months just ended, we recorded bookings of over $43 million, 25% greater than shipments during that same period. This booking level supports our optimism about our prospects for 2005 and beyond. We are early in our planning for next year, but are anticipating 2005 revenue in the range of $41 to $44 million. This would be an increase of approximately 20% over the expected revenue of $34 to $36 million for this year. As we move beyond this current period of investment in infrastructure, we expect to see improvement to our bottom line."

Webcast and Conference Call

Astronics will hold a teleconference and webcast to discuss its third quarter 2004 results at 11:00 a.m. ET today. The Astronics conference call can be accessed the following ways:

  The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by calling (303) 262-2130 approximately 5 - 10 minutes prior to the call.

An archive of the webcast will be available at http://www.astronics.com within two to three hours after the event. A transcript will also be posted once available. A replay of the webcast can also be heard by calling (303) 590-3000, and entering passcode 11010478#. The telephonic replay will be available through Thursday, November 4, 2004 at 11:59 p.m. ET.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a manufacturer of specialized lighting and electronics for the cockpit, cabin and exteriors of military, commercial transport and business jet aircraft. A major lighting and electronics supplier to the aircraft industry, its strategy is to expand from a components and subsystems supplier to an aircraft lighting systems integrator, increasing the value and content it provides to various aircraft platforms. Luminescent Systems Inc. is Astronics' primary operating subsidiary which produces its aerospace and defense products.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expression. Because such statements apply to future events, they are subject to risks

- MORE -

Astronics Reports Third Quarter 2004 Results October 28, 2004

and uncertainties that could cause the actual results to differ materially than those contemplated by the statements. Important factors that could cause actual results to differ materially include the Company's ability to execute its strategy, the impact of the economy, the likelihood activity in the markets served will translate into future sales, the likelihood that product qualifications will result in full production contracts, the expected level of revenue can be achieved, and the state of the aerospace industry, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Tables follow.

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
Three months ended			Nine months ended
10/2/2004		9/27/2003	10/2/2004	9/27/2003
Net Sales	$8,449	$7,607	$26,358	$24,855
Cost of products sold	7,469	6,505	22,241	19,935
Selling general and administrative and interest expense	1,424	1,538	4,098	4,524
Income (loss) from continuing operations before tax	(444)	(436)	19	396
Income taxes	(85)	(156)	95	156
Income (loss) from continuing operations	(359)	(280)	(76)	240
Income (loss) from discontinued operations	-	(17)	-	312
Net Income (loss)	$(359)	$(297)	$(76)	$552

Basic earnings (loss) per share:
Continuing operations	$(0.05)	$(0.04)	$(0.01)	$0.03
Discontinued operations	$-	$-	$-	$0.04
Net Income (loss)	$(0.05)	$(0.04)	$(0.01)	$0.07

Diluted earnings (loss) per share:
Continuing operations	$(0.05)	$(0.04)	$(0.01)	$0.03
Discontinued operations	$-	$-	$-	$0.04
Net Income (loss)	$(0.05)	$(0.04)	$(0.01)	$0.07

Weighted average diluted shares outstanding	7,762	7,736	7,762	7,824

- MORE -

Astronics Reports Third Quarter 2004 Results October 28, 2004

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA

(in thousands)				(unaudited)
				10/2/2004	12/31/2003
ASSETS:
Cash and cash equivalents				$11,383	$11,808
Accounts receivable				5,677	4,383
Inventories				6,607	5,707
Prepaid expenses				1,047	1,378
Property, plan and equipment, net				15,055	15,119
Other assets				7,045	7,079
Total Assets				$46,814	$45,474

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long term debt				$901	$896
Accounts payable and accrued expenses				4,781	3,458
Net current liabilities of discontinued operations				494	155
Long-term debt				12,027	12,482
Long term liabilities of discontinued operations				-	397
Other liabilities				5,538	5,146
Shareholders' equity				23,073	22,940
Total liabilities and shareholders' equity				$46,814	$45,474

				ASTRONICS CORPORATION
				NET SALES BY MARKET
				($, in thousands)

		Three Months Ended			Nine Months Ended
		10/2/2004	9/27/2003	% change	10/2/2004	9/27/2003	% change

Military		$4,289	$3,890	10.26%	$12,666	$13,048	-2.93%
Commercial Transport		1,459	1,320	10.53%	4,960	4,657	6.51%
Business Jet		2,427	1,996	21.59%	7,642	6,178	23.70%
Other		274	401	-31.67%	1,090	972	12.14%
Total		$8,449	$7,607	11.07%	$26,358	$24,855	6.05%

				ORDER AND BACKLOG TREND
				($, in thousands)

	Q303	Q403	FY 2003	Q104	Q204	Q304	TTM
	9/27/03	12/31/03	12/31/03	3/29/04	7/3/04	10/2/04	10/2/04

Bookings	$6,207	$10,057	$34,765	$13,270	$8,300	$11,700	$43,327
Backlog	$17,000	$18,730	$18,730	$23,030	$22,300	$25,600	NA
Book:Bill	0.82	1.21	1.05	1.48	0.93	1.38	1.25

###